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                                                                    Exhibit 99.1
                                             For additional information, contact
                                              Investor Relations, (301) 897-2564
November 13, 2008                                       Email:  info@spherix.com


                      SPHERIX REPORTS 3RD QUARTER EARNINGS

BETHESDA, MD, Spherix Incorporated (Nasdaq:SPEX) reported a net loss for the three and nine months ended September 30, 2008 of $1.7 million ($0.12 per share) and $4.8 million ($0.34 per share), respectively. Research and development and marketing costs related to the commercialization of Naturlose as a treatment for Type 2 diabetes were approximately $3.2 million for the nine month period ended
September 30, 2008, compared to approximately $4.5 million for the same period in 2007. Included in the prior year's income from continuing operations was a $3.4 million tax benefit from the sale of the InfoSpherix subsidiary in August
2007. Revenue from the Health Sciences Consulting business continued its growth with a 19% increase between the second and third quarter of 2008.

      "Patient recruitment for our Phase 3 clinical trial in India is off to a very encouraging start with our Contract Research Organizations reporting that 120 patients have been screened already, with a much higher enrollment rate than experienced in the U.S. portion of the trial," said Spherix's CFO and Treasurer, Robert Clayton.


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

                                                 For the Three Months            For the Nine Months
                                                    Ended Sept. 30,                 Ended Sept. 30,
                                             ---------------------------    ---------------------------
                                                 2008            2007           2008            2007
                                             -----------     -----------    -----------     -----------
 Revenue from continuing operations          $   308,000     $    59,000    $   714,000     $    63,000
 (Loss) income from continuing operations    $(1,735,000)    $   327,000    $(4,848,000)    $(3,655,000)
 Income from discontinued operations         $        --     $ 4,967,000    $        --     $ 4,913,000
 Net (loss) income                           $(1,735,000)    $ 5,294,000    $(4,848,000)    $ 1,258,000

 Net (loss) income per share
    Continuing operations                    $     (0.12)    $      0.02    $     (0.34)    $     (0.26)
    Discontinued operations                  $        --     $      0.35    $        --     $      0.35
    Net (loss) income per share              $     (0.12)    $      0.37    $     (0.34)    $      0.09


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      Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

      Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

                     Our Internet address is www.spherix.com
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